Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Premium Beef, LLC, Announces Agreement to Sell

National Beef Packing Company, LLC To JBS S.A.

KANSAS CITY, Missouri, March 4, 2008—U.S. Premium Beef, LLC (USPB) and National Beef Packing Company, LLC (National Beef) today announced that they have entered into a Membership Interest Purchase Agreement with JBS S.A. (JBS) under which JBS will acquire all of the outstanding membership interests of National Beef. Under the terms of the agreement, JBS will pay the members of National Beef total proceeds of approximately US$465 million cash and US$95 million in JBS common stock. In addition, JBS will assume all of National Beef’s debt and other liabilities at closing.

The sale will combine all of National Beef’s operations and facilities, including National Carriers, Inc. and its ownership in Kansas City Steak Company, LLC with JBS-Swift’s beef operations. National Beef President Tim M. Klein will become President and Chief Operating Officer of the joint National Beef/JBS-Swift beef operations.

“This transaction will enable our company to become a part of a leading multi-national food company,” Steve Hunt, CEO of USPB, said in making the announcement. “Being able to diversify through JBS will put our company in a position to compete long term in an increasingly competitive environment. Additionally, as part of JBS, we will be in a strong position to grow USPB’s successful integrated strategy. Our producer owners and other producers who market cattle through USPB will now have a more geographically diversified company with multiple locations to deliver the high quality cattle they produce for our value-added programs. This opportunity will establish a solid platform for future company growth.”

John R. Miller, CEO of National Beef, added that the combined operations will have the ability to better meet the growing needs of customers both domestically and internationally. “This strategic combination will allow both companies to better utilize resources and management talent to compete in an increasingly difficult world protein arena,” Miller noted. “JBS’s worldwide reach and its reputation for efficient operations will enable National Beef to participate in opportunities heretofore unavailable to us. We look forward to working with the management team of JBS to create a premier red meat company.”

“We are thrilled to be able to have National Beef become part of our North American beef processing operations,” Wesley Batista, CEO of JBS USA, Inc., said. “National Beef’s reputation for efficiently producing high quality beef and for serving its customers is recognized worldwide. We are looking forward to working with its management and employees to expand our business in the United States and internationally. National Beef is an industry leader in value added fresh beef in the United States and is also a leading U.S. exporter of fresh chilled and frozen beef to Japan—both of which are strengths that will complement our business plan for growth in beef processing in the United States and especially the Pacific Rim.”

The transaction is subject to certain conditions and will require customary regulatory approvals.

U.S. Premium Beef, LLC is the majority owner of National Beef Packing Company, LLC, a leading U.S. beef processor. More than 2,100 producers from 36 states have marketed cattle on USPB’s quality-based grids. These high quality cattle are the foundation of National Beef’s value-added product lines and have enabled it to be a leader in branded product programs for both domestic and international markets. More information about USPB is available at www.uspremiumbeef.com.

National Beef Packing Company, LLC, based in Kansas City, MO, has operations in Liberal and Dodge City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia and Kansas City, Kansas. National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. In fiscal year 2007, National Beef generated sales of $5.6 billion and processed 3.9 million head of cattle. More information about National Beef is available at  www.nationalbeef.com.

JBS S.A. is a public company with its shares listed on BOVESPA’s Novo Mercado under the symbol JBSS3. JBS operates 23 plants in Brazil and 6 in Argentina in addition to its operations in Australia and the United States resulting from the purchase of Swift and Company last year. In the year ending September 2007, JBS generated pro forma net revenue of US$11.9 billion and processed 9.0 million head of cattle. More information about JBS S.A. is available at www.jbs.com.br/ir/.

Safe Harbor Forward Looking Statement: USPB and National Beef are including the following cautionary statement in this news release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of National Beef to JBS S.A. and are based on the current expectations and assumptions of USPB and National Beef, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the Proxy Statement to be mailed to USPB’s members as well as the most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by these companies. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

USPB contact:	National Beef Investor contact:	National Beef Media contact:
Bill Miller	Jay D. Nielsen	Simon P. McGee
Director of Communications	Chief Financial Officer	Vice President,
816-713-8800	816-713-8504	Corporate Strategy & Acquisitions
bjmiller@uspb.com	jdnielsen@nationalbeef.com	816-713-8618 spmcgee@nationalbeef.com